NET Power Reports Fourth Quarter and Year End 2023 Results
and Provides Business Update

•Progressed Front-End Engineering and Design (FEED) for Project Permian, the Company’s first utility-scale project in West Texas; signed Limited Notice to Proceed (LNTP) with Baker Hughes to release long-lead material for the first utility-scale turboexpander
•Signed Strategic Supplier Agreement with Lummus Technology to design and supply recuperative heat exchangers (“HXRs”) for NET Power’s near-zero emissions power generation cycle

Durham, NC – NET Power Inc. (NYSE: NPWR) (“NET Power” or the “Company”) today reported results for the fourth quarter and year end 2023.

Danny Rice, Chief Executive Officer of NET Power, commented, “Our team concluded the fourth quarter of 2023 with steady progress across our three strategic pillars. Development work continues at Project Permian and site preparation at our La Porte facility has ramped up in anticipation of upcoming Baker Hughes equipment validation campaigns scheduled to begin later this year.”

Mr. Rice continued, “Our recuperative heat exchanger supply agreement signed with Lummus Technology in the fourth quarter marks a significant step in furthering the development of the NET Power technology and preparing for manufacturing mode. The partnership will enable NET Power plant deployments at manufacturing scale, further solidify our intellectual property moat, and create an additional equipment licensing revenue stream.

2023 was a historic year for NET Power, which included completing our business combination with Rice Acquisition Corp. II and becoming a publicly listed company on the NYSE in June. As we look to upcoming 2024 milestones, we plan to commence Baker Hughes equipment validation at La Porte, complete Project Permian FEED and form the project consortium, finalize our strategic partner selection for the Air Separation Unit (ASU), and advance additional NET Power origination projects.

We believe it is of the utmost importance to develop and commercialize a breakthrough technology like NET Power in the public spotlight, and we look forward to continuing the journey towards delivering clean, affordable and reliable energy in the quarters and years to come.”

Business Update

Baker Hughes Equipment Validation at La Porte Demonstration Facility – The Company continues construction modifications at its La Porte facility ahead of upcoming equipment validation campaigns with Baker Hughes. The process will follow four phases: (i) oxy-fuel burner configuration selection, (ii) single demonstrator combustor can validation, (iii) single utility-scale combustor can validation, and (iv) full demonstrator turboexpander validation. Phase one is set to begin in late 2024 and subsequent phases are expected to continue through 2026. These equipment validation test campaigns at La Porte are intended to de-risk the design of the utility-scale turboexpander which will be deployed to Project Permian and future projects.

Project Permian – At NET Power’s first Texas-based project located near Midland-Odessa, FEED is ongoing with licensed EPC partner Zachry Group. FEED is expected to conclude in the second half of 2024 and will form the basis for NET Power’s standardized utility-scale plant design. In December 2023, NET Power signed an LNTP with Baker Hughes to release long-lead material for the turboexpander. Additional orders for long-lead components are expected throughout 2024.

NET Power achieved two additional milestones for Project Permian in early 2024. In the first quarter of 2024, the Company initiated engineering work with the Company’s selected ASU provider for Project Permian and executed a site land lease agreement with Occidental Petroleum. These achievements position NET Power to remain on target with the Project Permian development schedule.

Financial Updates

During the fourth quarter, cash flow used in operations was approximately $3 million and cash flow used in investing activities was approximately $5 million. The Company ended 2023 with approximately $637 million of cash and short-term investments and no debt, as compared to approximately $645 million in cash and short-term investments at the end of the third quarter of 2023.

Conference Call

NET Power will host a conference call to discuss fourth quarter and year end 2023 financial results beginning at 8:30 AM ET on Tuesday, March 12. To access the live audio webcast of the conference call, please visit NET Power’s investor relations website at ir.netpower.com. To participate by phone, dial 877-407-8014 (domestic) or +1 201-689-8053 (international).

An archived webcast will be available following the call.

About NET Power

NET Power (NYSE: NPWR) is a clean energy technology company developing its proprietary NET Power Cycle, which transforms natural gas into low-cost, clean and reliable power. The Company is on a mission to deploy its utility-scale plants across the world by partnering with power producers, energy producers, technology providers, local communities and other stakeholders. NET Power was founded in 2010 and has offices in Durham, North Carolina (HQ) and Houston, Texas.

Cautionary Note Regarding Forward-Looking Statements and Projections

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements. Forward-looking statements may relate to the development of NET Power’s technology, the anticipated demand for NET Power’s technology and the markets in which NET Power operates, the timing of the deployment of plant deliveries, and NET Power’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which NET Power has no control. These factors, risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, its subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and NET Power assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. NET Power does not give any assurance that it will achieve its expectations.

Investor Relations Contact:
investors@netpower.com

NET Power Media Contact:
Sam Fabens
netpower@voxglobal.com